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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 17, 2007
SOMANETICS CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1653 East Maple Road, Troy, Michigan	48083-4208

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 689-3050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory                    Arrangements of Certain Officers
2008 Executive Officer Incentive Compensation Plan
     On December 17, 2007, our Compensation Committee recommended, and our Board of Directors adopted, the 2008 Executive Officer Incentive Compensation Plan for our executive officers.
     The potential bonuses under the plan are based on our net revenues (50%) and operating income (50%). Eighty percent of the potential bonuses are determined and payable quarterly and 20% of the potential bonuses are determined and payable after the end of the fiscal year. The bonus will equal (1) the percentage of our year-to-date net revenues compared to our net revenues targets for the applicable year-to-date period, (2) multiplied by a factor, (3) multiplied by the employee’s salary, (4) multiplied by a pay-out “rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus for the quarterly payments, divided among the four quarters, or twenty percent of the potential bonus for the end-of-year payment, in each case divided between the net revenues and operating income targets), plus (1) the percentage of our operating income compared to our operating income targets for the applicable year-to-date period, (2) multiplied by a factor, (3) multiplied by the employee’s salary, (4) multiplied by a pay-out “rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus for the quarterly payments, divided among the four quarters, or twenty percent of the potential bonus for the end-of-year payment, in each case divided between the net revenues and operating income targets). No bonus is payable for net revenues or operating income less than 80% of the net revenues or operating income targets. Payments are made for “catching up” if the percentage of our year-to-date net revenues or operating income compared to our net revenues or operating income targets increases during the year. The targets for every quarter are consistent with our business plan.
     The factors range from .60 for net revenues and operating income from 80% to 84% of the net revenues and operating income targets to 1.8 for net revenues and operating income equal to, or greater than, 113% of the net revenues and operating income targets. The factor equals 1.00 for net revenues and operating income equal to 100% of the net revenues and operating income targets. Pay-out rates are 65 percent for Bruce J. Barrett, President and Chief Executive Officer, and 55 percent for William M. Iacona, Vice President and Chief Financial Officer, Dominic J. Spadafore, Senior Vice President, Sales and Marketing, and Mary Ann Victor, Vice President and Chief Administrative Officer. Bonuses based on net revenues and operating income in excess of 100% of the net revenues and operating income targets are paid after the end of the fiscal year.
     Our Compensation Committee reserves the right to pay bonuses to participants in this plan beyond those, if any, called for by this plan or less than those called for by this plan or to defer payment of bonuses based on our cash position at the time of the planned payout, provided that the payments shall be made on or before March 14, 2009.
Net revenues and operating income will be as reported in the Company’s Form 10-Q and 10-K, except operating income will exclude any expense for overachievement payments under any Company incentive compensation plan and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net revenues and/or operating income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets). Executive Officers must be a full-time employee in good standing at the time of actual payment to receive payments under this plan.
Salary
     On December 17, 2007, the Board of Directors of Somanetics Corporation approved a promotion for Dominic J. Spadafore, to Senior Vice President, Sales and Marketing from Vice President, Sales and Marketing, and increased his salary effective December 1, 2007, from $168,501 annually to $200,000 annually, based on the roles and responsibilities of his position.
Bonus
     On December 17, 2007, our Compensation Committee recommended, and our Board of Directors approved, a discretionary year-end bonus for one of our executive officers, Dominic J. Spadafore, Senior Vice President, Sales and Marketing. Mr. Spadafore earned a discretionary bonus of $30,000 to align his 2007 compensation with that of other executive officers and in consideration of the roles and responsibilities of his position.

Item 9.01. Financial Statements and Exhibits

Exhibits	Description

10.1	Somanetics Corporation 2008 Executive Officer Incentive Compensation Plan, dated as of December 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2007	SOMANETICS CORPORATION

(Registrant)

	By:		/s/ Mary Ann Victor

Mary Ann Victor

		Its:	Vice President and Chief

Administrative Officer and Secretary

EXHIBIT INDEX

Exhibits	Description

10.1	Somanetics Corporation 2008 Executive Officer Incentive Compensation Plan, dated as of December 17, 2007.